Exhibit 99.1

CONSENT OF ADAMS HARKNESS, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Nanometrics Incorporated dated January 20, 2005, in the Joint Proxy Statement/Prospectus that forms a part of the Registration Statement on Form S-4 relating to the proposed merger of August Technology Corporation with and into a wholly-owned subsidiary of Nanometrics Incorporated, as Annex C to the Joint Proxy Statement/Prospectus, and to the references to such opinion and our name in such Joint Proxy Statement/Prospectus under the captions “Questions and Answers for Nanometrics Shareholders,” “The August Merger – Background of the August Merger,” “The August Merger – Additional Nanometrics Reasons for the August Merger,” “The August Merger – Opinion of Nanometrics’ Financial Advisor Regarding the August Merger” and in the Agreement and Plan of Merger and Reorganization attached as Annex A to the Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Date: June 8, 2005	/s/ ADAMS HARKNESS, INC.